Exhibit 99.1

                     SPHERIX REPORTS SECOND QUARTER EARNINGS

    BELTSVILLE, Md., Aug. 11 /PRNewswire-FirstCall/ -- Spherix Incorporated (Nasdaq: SPEX) today reported revenue of $7.6 million for the three-months ended June 30, 2006, up 7% over the same period in 2005. The driving force behind the Company's revenue growth is its popular government reservation business, in which it holds a dominant position as one of only two major players. Net income for the three-month period remains relatively consistent with that of 2005 despite an increase in legal costs and costs incurred related to the Company's Phase 3 clinical trial of Naturlose as a Type 2 diabetes drug. Revenue for the six-month period ended June 30, 2006 increased 8% and the net loss for the period decreased by 65% compared to the same period of the prior year.

                          Three months ended June 30,         Six months ended June 30,
                        -------------------------------   --------------------------------
                             2006             2005             2006              2005
                        --------------   --------------   --------------    --------------
Revenue                 $    7,582,000   $    7,064,000   $   13,504,000    $   12,499,000
Operating expense            7,346,000        6,839,000       13,801,000        13,356,000
Income (loss) from
 operations             $      236,000   $      225,000   $     (297,000)   $     (857,000)

Net income (loss)       $      239,000   $      228,000   $     (294,000)   $     (845,000)
Net income (loss) per
 share                  $         0.02   $         0.02   $        (0.02)   $        (0.07)

    Certain statements contained herein are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission, including the filing on Form 8-K made on March 3, 1999.

    Under its motto, "A World of Solutions," Spherix's mission is to create value and increase shareholder wealth through innovations that benefit our clients and the human condition. Spherix offers innovations in information technology, knowledge management, and biotechnology.

              Spherix's Internet address is http://www.spherix.com.

SOURCE  Spherix Incorporated
    -0-                             08/11/2006
    /CONTACT: Spherix Incorporated, Investor Relations, +1-301-419-7877, info@spherix.com/
    /Web site:  http://www.spherix.com /
    (SPEX)